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                                                                    Exhibit 10.2

                             NOTE PURCHASE AGREEMENT

                                  by and among

                             VELOCITY EXPRESS, INC.

                          VELOCITY EXPRESS CORPORATION

                     THE OTHER LOAN PARTIES SIGNATORY HERETO

                                       and

                              BET ASSOCIATES, L.P.

                          Dated as of November 26, 2003

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                                TABLE OF CONTENTS
                                                                            Page
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ARTICLE 1    DEFINITIONS

ARTICLE 2    PURCHASE AND SALE OF SECURITIES

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

ARTICLE 5    CLOSING CONDITIONS

ARTICLE 6    AFFIRMATIVE COVENANTS OF THE COMPANY

ARTICLE 7    NEGATIVE COVENANTS OF THE COMPANY

ARTICLE 8    INDEMNIFICATION

ARTICLE 9    EVENTS OF DEFAULT

ARTICLE 10   MISCELLANEOUS

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                             EXHIBITS AND SCHEDULES

Exhibit A - Form of Note
Exhibit B - Form of Security Agreement
Exhibit D - Form of Guaranty
Exhibit E - Compliance Certificate

Disclosure Schedule

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                             NOTE PURCHASE AGREEMENT

     This Agreement (this "Agreement") is made as of November 26, 2003 by and among Velocity Express, Inc., a Delaware corporation (the "Company"), Velocity Express Corporation, a Delaware corporation ("Parent"), the other Loan Parties signatory hereto and BET Associates, L.P., a Delaware limited partnership ("BET" or the "Purchaser").

                                   BACKGROUND

     A. The Company, Fleet Capital Corporation and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. and other syndicated parties intend to enter into that certain Amended and Restated Loan and Security Agreement November 26, 2003 (the "Loan Agreement") pursuant to which the Company will borrow certain funds and grant certain security interests in its assets.

     B. The Purchaser is willing to provide certain funds through a senior subordinated loan which, along with funds provided by the Senior Lender (as each such term is defined below), will be used to fund the Company's operations and initiatives.

     C. The Company and the Purchaser wish to specify in this Agreement the terms on which the Company will sell and the Purchaser will purchase the Note (as defined below).

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

                             ARTICLE 1 DEFINITIONS

     1.01 Certain Definitions . As used herein, the following terms have the meanings indicated:

     "Affiliate" means (i) any Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, (ii) any Person of which five percent (5%) or more of the equity interest is held beneficially or of record by the Company or a Subsidiary, or (iii) a spouse of any shareholder of the Company or any business of which such spouse is a director, officer, employee or equity holder. Control for purposes of this definition means the possession, directly or indirectly, of the power to influence the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Ancillary Agreements" means all the agreements and instruments executed and delivered by the Loan Parties to the Purchaser at the Closing, including, without limitation, the Note and the Security Agreement.

     "Balance Sheet Date" has the meaning set forth in Section 3.04.

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     "Business Day" means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of Minnesota or is a day on which banking institutions located in such state are closed

     "Change of Control" means any of the following: (a) any Person or group of Persons (within the meaning of the Exchange Act) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Commission under the Exchange Act) of twenty percent (20%) or more of the total voting power of the issued and outstanding shares of capital stock of the Company (including any shares of capital stock that may be issued upon conversion of outstanding securities of the Company, on an as-converted basis) having the right to vote for the election of directors of the Company under ordinary circumstances, excluding any Person or group of Persons listed on Schedule 1.01, which Schedule lists each of those Persons or group of Person who holds, as of the Closing Date, such beneficial ownership of ten percent (10%) or more of the total voting power of the issued and outstanding shares of capital stock of the Company (including any shares of capital stock that may be issued upon conversion of outstanding securities of the Company, on an as-converted basis) having the right to vote for the election of directors of the Company under ordinary circumstances, so long as any such Person or group of Person listed on Schedule
1.01 continues to have beneficial ownership of ten percent (10%) or more of such total voting power; (b) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by the board of directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) the Company ceases to own and control all of the economic and voting rights associated with all the outstanding capital stock of any of its Subsidiaries; or (d) any Person or group of Persons (within the meaning of the Exchange Act) listed on Schedule 1.01 who has since the Closing Date continuously been the beneficial owner within the meaning of Rule 13d-3 promulgated by the Commission under the Exchange Act) of ten percent (10%) or more of the issued and outstanding shares of capital stock of the Company (including any shares of capital stock that may be issued upon conversion of outstanding securities of the Company, on an as-converted basis) having the right to vote for the election of directors of the Company under ordinary circumstances acquires such beneficial ownership of thirty percent (30%) or more of the total voting power of issued and outstanding shares of capital stock of the Company (including any shares of capital stock that may be issued upon conversion of outstanding securities of the Company, on an as-converted basis) having the right to vote for the election of directors of the Company under ordinary circumstances.

     "Closing" and "Closing Date" have the meanings set forth in Section 2.02.

     "Code" means the Internal Revenue Code of 1986, as amended, and the regulations adopted pursuant thereto.

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     "Commission" means the U.S. Securities and Exchange Commission.

     "Company" means Velocity Express, Inc., a Delaware corporation.

     "Disclosure Schedule" means the disclosure schedule prepared by the Company attached to this Agreement which sets forth the exceptions to the representations and warranties contained in Article 3 and certain other information called for by this Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute and all rules and regulations from time to time promulgated thereunder.

     "Event of Default" has the meaning set forth in Section 9.01.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations adopted pursuant thereto.

     "Financial Statements" has the meaning set forth in Section 3.04.

     "Fixed Indebtedness" means, without duplication (i) all indebtedness for borrowed money, (ii) all indebtedness secured by any mortgage, pledge, security interest or lien existing on property owned subject to such mortgage, pledge, security interest or lien whether or not the indebtedness secured thereby shall have been assumed, (iii) all amounts representing the capitalization of rentals in accordance with GAAP and (iv) all guarantees, endorsements and other contingent obligations with respect to liabilities of a type described in any of clauses (i) through (iii) above, but excluding in any of clauses (i) through
(iii) above capital stock, surplus, capital and earned surplus and redemption or repurchase obligations with respect to the Company's outstanding shares of preferred stock.

     "GAAP" means United States generally accepted accounting principles consistently applied with prior periods.

     "Guaranties" means the Guaranties made and given by the Guarantors to and for the benefit of the Purchaser, substantially in the form attached as Exhibit D.

     "Guarantors" means, individually and collectively, Parent; VXP Leasing Mid-West, Inc.; VXP Mid-West, Inc.; Velocity Express Leasing Intermountain, Inc.; Velocity Express Leasing Mid-Atlantic, Inc.; Velocity Express Leasing Mid-West, Inc.; Velocity Express Leasing New England, Inc.; Velocity Express Leasing Northeast, Inc.; Velocity Express Leasing Southeast, Inc.; Velocity Express Leasing Southwest, Inc.; Velocity Express Leasing West Coast, Inc.; Velocity Express Intermountain, Inc.; Velocity Express Mid-Atlantic, Inc.; Velocity Express Mid-West, Inc.; Velocity Express New England, Inc.; Velocity Express Northeast, Inc.; Velocity Express Southeast, Inc.; Velocity Express Southwest, Inc.; Velocity Express West Coast, Inc.; Pos II, Inc.; Velocity Express Administration, Inc.; New Delaware Delivery, Inc.; and Corporate Express Distribution Services, Inc.

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     "Indebtedness" means, without duplication, (i) all Fixed Indebtedness, and
(ii) all items not otherwise included in Fixed Indebtedness which, in accordance with GAAP, would be included on the liability side of a balance sheet as of the date such Indebtedness is to be determined, excluding capital stock, surplus, capital and earned surplus and redemption or repurchase obligations with respect to the Company's outstanding shares of preferred stock.

     "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

     "Intercreditor Agreement" means those certain Intercreditor Agreements among the Company, the Purchaser and the Senior Lender dated the date hereof.

     "Interim Period Financial Statements" has the meaning set forth in Section 3.04.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction on transfer or encumbrance of any kind in respect of such asset.

     "Loan Party" means the Company and each Guarantor.

     "Material Adverse Effect" means, with respect to any Person, any effect or series of effects that, in the aggregate, have a material adverse effect on (a) the business, properties, condition (financial or otherwise), operations, or performance of such Person and its subsidiaries or affiliates, taken as a whole, or (b) the ability of such Person to perform its obligations under this Agreement or the Ancillary Agreements.

     "Note" means the Senior Subordinated Note in the aggregate principal amount of Six Million Dollars ($6,000,000), substantially in the form attached as Exhibit A, to be issued by the Company to the Purchaser.

     "Obligations" means all liabilities and obligations of the Loan Parties created under or existing pursuant to this Agreement and each of the Ancillary Agreements.

     "Permitted Liens" means any Liens permitted under clauses (i) - (viii) of
Section 8.2.5 of the Senior Credit Agreement as in effect on the date of this Agreement.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

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     "Preferred Stock" means the Series I Convertible Preferred stock, par value
$0.004 per share, of Parent.

     "Securities" means the Note and the Preferred Stock.

     "Securities Act" means the Securities Act of 1933, as amended, and the regulations adopted pursuant thereto.

     "Security Agreements" means the Security Agreements made and given by the Company and the Guarantors to and for the benefit of the Purchaser, substantially in the form attached as Exhibit C.

     "Senior Credit Agreement" means the Credit Agreement among the Loan Parties and the Senior Lender dated the date hereof.

     "Senior Indebtedness" means all indebtedness of the Company to the Senior Lender and all other Lenders (as defined in the Senior Credit Agreement) provided for under the Senior Credit Agreement.

     "Senior Lender" means Fleet Capital Corporation, a Rhode Island corporation.

     "Subsidiary" means any Person of which an aggregate of 50% or more of the outstanding securities of any class or classes entitled to vote with respect to the election of corporate directors (or Persons performing similar functions) is at any time directly or indirectly owned by the Company or Parent, by one or more of their respective Subsidiaries, or by the Company or Parent and one or more of their respective Subsidiaries.

                   ARTICLE 2 PURCHASE AND SALE OF SECURITIES

     2.01 Purchase and Sale.

          (a) Subject to the terms and conditions of this Agreement, the Company hereby agree to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company at the closing contemplated by this Agreement (the "Closing"), the Note.

          (b) Subject to the terms and conditions of this Agreement, Parent hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from Parent at the Closing, 416,666 shares of the Preferred Stock.

          (c) The aggregate purchase price for the Note and the Preferred Stock is $6,000,000 (the "Purchase Price").

     2.02 The Closing. The Closing will occur at the offices of the Company on November 26, 2003 (the "Closing Date") or such later date as all of the conditions precedent stated in Article 5 have been satisfied. At the Closing, the Purchaser will deliver to the Company

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payment of the Purchase Price by wire transfer to an account designated by the
Company in writing no less than two Business Days prior to the Closing.

     2.03 Use of Proceeds. The Company will apply the proceeds of the sale of the Securities first to the payment of the fees and expenses associated with the transactions contemplated under this Agreement. The Company will use the proceeds of the sale of the Securities only in accordance with this Agreement and the Senior Credit Agreement.

     2.04 Closing Fee. The Company will pay a closing fee (the "Closing Fee") equal to one hundred eighty thousand dollars ($180,000). The Closing Fee shall be payable as follows: (a) a payment to MYFM Capital LLC, as designee of Purchaser, of ninety thousand dollars ($90,000) at the Closing, payment of which shall be a condition precedent to the Closing, and (b) 60,000 shares of the Preferred Stock which shall be delivered to MYFM Capital LLC, as designee of Purchaser in accordance with a Stock Purchase Agreement of even date herewith between the Company and MYFM Capital LLC.

          ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

     Each Loan Party jointly and severally represents and warrants to the Purchaser as of the Closing Date, except as expressly indicated on the Disclosure Schedule, with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, which exceptions are deemed to be representations and warranties as if made within this Article 3, as follows:

     3.01 Organization, Standing and Qualification of the Loan Parties . Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each Loan Party has all requisite corporate power and authority to carry on its business as now being conducted and proposed to be conducted and to own, lease or operate its properties as and in the places where such business is now conducted or proposed to be conducted and such properties are now owned, leased or operated. Each Loan Party is duly qualified and in good standing as a foreign corporation authorized to carry on its business in the states where the nature of the activities conducted or proposed to be conducted by such Loan Party, or the character of the properties owned, leased or operated by such Loan Party require such qualification except where the failure to be so qualified would not have a Material Adverse Effect on such Loan Party.

     3.02 Subsidiaries and Investments. Except as set forth on the Disclosure Schedule, no Loan Party has any Subsidiary or investment, equity or ownership interest (whether controlling or not) of any kind in any other Person. No Loan Party is engaged in any joint venture or partnership with any other Person.

     3.03 Execution, Delivery and Performance of Agreement; Authority .

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          (a) The execution, delivery and performance of this Agreement and the
Ancillary Agreements (to which they are a party) by the Loan Parties have been duly authorized by all necessary corporate action on the part of each Loan Party's Board of Directors and stockholders and do not conflict with, result in a default, right to accelerate, or loss of rights under, or result in the creation of any Lien pursuant to, any provision of the Articles or Certificate of Incorporation or Bylaws of any Loan Party, or any agreement, law, rule or regulation, or any order, judgment or decree to which any Loan Party is a party or by which any Loan Party, or their respective properties are bound or affected (except for any Lien created under this Agreement or the Ancillary Agreements). No consent is required to be obtained or made by any Loan Party in connection with the execution and delivery by the Loan Parties of this Agreement or the Ancillary Agreements.

          (b) Each Loan Party has full power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered on behalf of the Loan Parties, as applicable, and constitutes, and the Ancillary Agreements when executed and delivered will constitute, valid and binding obligations of the Loan Parties enforceable in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and subject to general equitable principles which may limit the right to obtain equitable remedies.

     3.04 Financial Statements.

          (a) The Company and Parent have delivered to the Purchaser the following financial statements (collectively, the "Financial Statements"): (a) Parent's audited consolidated balance sheet as of June 28, 2003 and related statements of income for the twelve (12) month period then ended which are attached as part of the Disclosure Schedule; (b) Parent's audited consolidated financial statements for the fiscal years 2001 and 2002; (c) Parent's unaudited consolidated balance sheet as of September 27, 2003 (the "Balance Sheet Date") and related statements of income for the three (3) month period then ended which are attached as part of the Disclosure Schedule. All of the Financial Statements have been prepared from the books and records of Parent and its Subsidiaries in accordance with GAAP and fairly present in all material respects the financial condition of Parent as of their respective dates and the results of operations for the periods covered thereby. The income statements included in the Financial Statements do not contain any material items of special or nonrecurring income or any other material income not earned in the ordinary course of business except as expressly specified therein, and the Financial Statements include all material adjustments, which consist only of normal recurring accruals, necessary for such fair presentation, subject in the case of the Interim Period Financial Statements to normal year-end adjustments.

          (b) Attached to the Disclosure Schedule is a forecasted pro forma consolidated and consolidating balance sheet (the "Pro Forma Balance Sheet") of Parent and its

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Subsidiaries as of October 31, 2003, giving effect to the transactions contemplated by this Agreement and the Senior Credit Agreement. The Pro Forma Balance Sheet fairly presents, in all material respects, a reasonable forecast on a pro forma basis of the financial condition of Parent and its Subsidiaries at the date thereof and giving effect to such transactions.

     3.05 Capitalization.

          (a) As of the date of this Agreement, the authorized capital shares of Parent consists solely of 150,000,000 shares of Common Stock, par value $0.004 per share ("Parent Common Shares"), and 50,000,000 shares of Preferred Stock, par value $0.004 per share ("Parent Preferred Shares"), of which 10,000,000 shares are designated as Series B Convertible Preferred Stock, 5,000,000 shares are designated as Series C Convertible Preferred Stock, 3,000,000 shares are designated as Series D Convertible Preferred Stock, 1,200,000 shares are designated as Series F Convertible Preferred Stock, 9,000,000 shares are designated as Series G Convertible Preferred Stock and 500,000 shares are designated as Series H Convertible Preferred Stock. As of November 25, 2003, 5,462,161 Parent Common Shares, 2,806,797 shares of Series B Convertible Preferred Stock, 2,000,000 shares of Series C Convertible Preferred Stock, 1,517,444 shares of Series D Convertible Preferred Stock, 921,898 shares of Series F Convertible Preferred Stock, 5,865,331 shares of Series G Convertible Preferred Stock and 500,000 shares of Series H Convertible Preferred Stock were issued and outstanding. As of November 25, 2003, Parent had authorized for issuance 243,406 Parent Common Shares pursuant to the 1995 Stock Option Plan and awards relating to 188,244 Parent Common Shares are outstanding and have a weighted average exercise price of $8.87 per share, 1,912,332 Parent Common Shares pursuant to the 2000 Stock Option Plan and awards relating to 997,659 Parent Common Shares are outstanding and have a weighted average exercise price of $12.36 per share, and 117,000 Parent Common Shares pursuant to the 1996 Stock Option Plan and awards relating to 18,000 Parent Common Shares are outstanding and have a weighted average exercise price of $11.28 per share. In addition, as of November 25, 2003, there are options outstanding that are not issued pursuant to any plan to purchase 130,000 Parent Common Shares which have a weighted average exercise price of $17.45 per share. As of the date hereof, there are warrants outstanding to purchase an aggregate of 7,934,989 Parent Common Shares at a price of $1.29 per share, 825,484 shares of Series C Convertible Preferred Stock at a price of $0.01 per share, and 216,533 shares of Series D Convertible Preferred Stock at a price of $0.01 per share. All of the issued and outstanding Parent Common Shares and Parent Preferred Shares are, and all Parent Common Shares and Parent Preferred Shares reserved for issuance pursuant to outstanding options and warrants or upon conversion of convertible Parent Preferred Shares will be upon issuance in accordance with the terms specified in the applicable plans, agreements and designations pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable. Except as set forth herein, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the

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Parent or any of its Subsidiaries to issue or sell any capital shares of the
Parent or to grant, extend or enter into any Option with respect thereto.

          (b) All of the outstanding capital shares of each Subsidiary of the Parent are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by the Parent or a Subsidiary wholly owned, directly or indirectly, by the Parent, free and clear of any Liens of any kind. There are no (i) outstanding Options obligating the Parent or any of its Subsidiaries to issue or sell any capital shares of any Subsidiary of the Parent or agreements to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any Person other than the Parent or a Subsidiary wholly owned, directly or indirectly, by the Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital shares of any Subsidiary of the Parent.

          (c) There are no outstanding contractual obligations of the Parent or any Subsidiary of the Parent to repurchase, redeem or otherwise acquire any Parent Common Shares or Parent Preferred Shares or any capital shares of any Subsidiary of the Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Parent or any other Person. There are no commitments of the Company to distribute to holders of any class of its capital stock any evidences of indebtedness or assets, or to pay any dividend or make any other distribution in respect thereof.

          (d) The Preferred Stock when issued pursuant to the terms of this Agreement and any shares of capital stock of Parent issued upon conversion of the Preferred Stock when issued, will be duly authorized, validly issued, fully paid and nonassessable.

     3.06 No Material Adverse Change. Since the Balance Sheet Date there has been no event or occurrence, which has had or is reasonably likely to have a Material Adverse Effect on any Loan Party.

     3.07 Litigation. Except as described on the Disclosure Schedule, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment, pending or threatened against (i) any Loan Party, (ii) any Loan Party's officers, directors or employees for acts or omissions relating to such Loan Party, (iii) any Loan Party's properties, assets or business, or (iv) the transactions contemplated by this Agreement, which, with respect to clauses (i)-(iii), has a reasonable risk of being determined adversely to any such party, properties, assets or business and which, if so determined, could reasonably be expected to have a Material Adverse Effect on any Loan Party, and neither Parent nor the Company has knowledge of any basis for any of the foregoing. No Loan Party is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal that, singly or in the aggregate, could reasonably expected to have a Material Adverse Effect.

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     3.08 Compliance with Laws and Other Instruments.

          (a) Each Loan Party is in compliance, and has complied with all laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its business, properties or operations except where the failure to so comply would not have a Material Adverse Effect. Neither the ownership nor use of any Loan Party's properties nor the conduct or currently proposed conduct of its business
(i) conflicts with the rights of any other Person or (ii) violates or (with or without the giving of notice or the passage of time, or both) will violate, conflict with, or result in a default, right to accelerate, or loss of rights under, any provision of the Articles or Certificate of Incorporation or the Bylaws of such Loan Party, or any Lien, lease, license, agreement, understanding, law, ordinance, rule, regulation, zoning regulation, order, judgment or decree to which such Loan Party is a party or by which it or its assets may be bound or affected except as could not reasonably be expected to have a Material Adverse Effect.

          (b) As of their respective dates, each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Parent or any of its Subsidiaries with the Commission (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"), which are all of the documents that Parent and its Subsidiaries were required to file with the Commission since such date: (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and if applicable, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act"), and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the "Parent Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission, including, without limitation, the Sarbanes-Oxley Act, applicable thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the Commission) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments) the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each Subsidiary of Parent is treated as a consolidated Subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.

          (c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and applicable to Parent; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made

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known on a timely basis to the individuals responsible for the preparation of
Parent's filings with the Commission and other public disclosure documents.

          (d) As used in this Section 3.08, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the Commission.

     3.09 Title to and Liens on Properties.

          (a) The Disclosure Schedule contains a description of the real property owned by each Loan Party and the real property leased by each Loan Party (as lessee or lessor).

          (b) Each Loan Party has good and marketable title (which is of record as to any real estate) to all the properties and assets which its owns or purports to own, including without limitation those properties and assets reflected in the Interim Period Financial Statements as of the Balance Sheet Date, except to the extent they have been sold or disposed of in the ordinary course of business subsequent to the Balance Sheet Date. None of the properties and assets are subject to any Lien, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except: (i) those imperfections of title and encumbrances, if any, which (A) are not substantial in character, amount, or extent and do not so materially detract from the value of the properties subject thereto so as to render them unmarketable, (B) do not interfere with either the present and continued use of such property or the conduct of normal operations, and (C) have arisen only in the ordinary course of business; and (ii) Permitted Liens.

     3.10 Solvency. After giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements each Loan Party will be solvent. For purposes of this Section, "solvent" means, with respect to any Person on any date of determination, that on such date (a) the fair market value of the assets of such Person on a going concern basis is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (b) the present fair saleable value of the assets of such Person is greater than its probable liability on its existing debts as such debts become absolute and matured; (c) such Person is able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (d) such Person has capital sufficient to carry on its business as presently conducted and as proposed to be conducted.

     3.11 Permits and Licenses. Except as set forth on the Disclosure Schedule, each Loan Party has all federal, state and local licenses and permits required to be maintained in connection with and material to the operation of its business, and all such licenses and permits are valid and fully effective in all material respects.

     3.12 Intellectual Property Rights.

          (a) The Disclosure Schedule lists (i) the federal registration number and the date of registration of registered patents and trademarks and of other registered marks, trade names, brand names or other trade rights currently used by each Loan Party in the conduct of its business, (ii) all of the copyrights and all applications for any of the items referred to in clause (i) above, and
(iii) all other material marks, trade names, brand names or other trade rights currently used by each Loan Party in the conduct of its business and whether such use is or will be pursuant to license, sub-license, agreement or permission. The Company has delivered to the Purchaser complete and accurate copies of each material agreement, registration and other document relating to the Intellectual Property set forth on the Disclosure Schedule.

          (b) Each Loan Party owns or possesses adequate and enforceable licenses or other rights to use (i) all Intellectual Property rights listed on the Disclosure Schedule and (ii) all other patents, trademarks, service marks, brand names and trade names, all applications for any of the foregoing, all other trade secrets, designs, plans, specifications and other rights of every kind related to all Intellectual Property used in, possessed by or necessary for the conduct of such Loan Party's business. Entry into this Agreement and consummation of the transactions contemplated hereby will not impair any Loan Party's ownership or use of such Intellectual Property.

          (c) Except as set forth in the Disclosure Schedule, no Person has a right to receive a royalty or similar payment in respect of any item of Intellectual Property pursuant to any contractual arrangements entered into by any Loan Party. No Loan Party has granted any license, sub-license or other similar agreement relating in whole or in part to any Intellectual Property. No Loan Party has received any notice that its or any third party's use of any item of Intellectual Property is interfering with, infringing upon or otherwise violating the rights of any Loan Party, or any third party in or to such Intellectual Property, and no proceedings have been instituted against or notices received by any Loan Party alleging that the use or proposed use of any item of Intellectual Property by any Loan Party or any third party infringes upon or otherwise violates any rights of any Loan Party or a third party in or to such Intellectual Property, and, to the knowledge of each Loan Party, there is no basis for such claim or proceeding. To the knowledge of each Loan Party, no third party is interfering with, infringing upon, or otherwise violating the rights of any Loan Party in any Intellectual Property.

     3.13 Environmental Protection. Except as set forth in the Disclosure Schedule, each Loan Party has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Law"). Except as set forth in the Disclosure Schedule, each

Loan Party is in material compliance with all terms and conditions of such required permits, licenses and authorizations and are also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law or contained in any plan, order, decree, judgment or notice from any governmental authority. Except as set forth in the Disclosure Schedule, no Loan Party is aware of, nor has received notice from any Person of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which interfere with or prevent continued compliance or which give rise to any liability under any Environmental Law.

     3.14 Employment or Severance Agreements. Except for those listed on the Disclosure Schedule, no Loan Party is a party to or bound by (i) any collective bargaining agreement, (ii) any material agreement providing for a term of employment or for any severance payment to any executive officer of any Loan Party, or (iii) any material agreement providing any deferred compensation, bonus or profit sharing payment to any executive officer of any Loan Party.

     3.15 Taxes. Parent's federal tax identification number is 87-0355929 and the company's federal tax identification number is 76-0424426. The federal tax identification number of each of the other Loan Parties is set forth in the Disclosure Schedule. Parent and each of its Subsidiaries has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and Parent and each of its Subsidiaries maintain reasonable reserves on its books therefor. The provision for taxes on the books of Parent and its Subsidiaries are adequate for all years not closed by applicable statutes, and for the current fiscal year.

     3.16 Pension Plans. Except as set forth in the Disclosure Schedule, neither Parent nor any of its Subsidiaries has any employee benefit plan now or hereafter maintained for employees of Parent or any of its Subsidiaries that is covered by Title IV of ERISA (a "Plan"). Parent and each of its Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No fact or situation that could reasonably be expected to result in a material adverse change in the financial condition of Parent or any of its Subsidiaries exists in connection with any Plan. Neither Parent nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan (as such term is defined in Section 4001(a)(3) of ERISA).

     3.17 Labor Relations. Except as set forth in the Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of Parent's or any of its Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that could not reasonably be expected to have a Material Adverse Effect

     3.18 Disclosure. No representation or warranty by any Loan Party in this Agreement or any of the Ancillary Agreements, nor any statement, document or certificate furnished or required to be furnished under the terms of this Agreement by the Loan Parties, or their representatives to the Purchaser or the Purchaser's representatives in connection with this Agreement or any of the Ancillary Agreements, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the facts stated therein not misleading.

           ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Company that:

     4.01 Partnership Existence and Power. The Purchaser is duly organized, validly existing and in good standing as a limited partnership under the laws of the State of Delaware and has all requisite partnership power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to purchase the Securities as provided in this Agreement.

     4.02 Authorization. All partnership proceedings or partnership action required to be taken by the Purchaser relating to its execution and performance of this Agreement have been taken at or will be taken prior to the Closing.

     4.03 Litigation. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of the Purchaser threatened, against or relating to the Purchaser, in connection with or relating to the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party, and the Purchaser has no knowledge of any basis for the same.

     4.04 Investment Intent. The Purchaser is an "accredited investor", as defined under Rule 501(a) of Regulation D of the Securities Act. The Securities are being purchased for the Purchaser's own account and not with a view to, or for resale in connection with, any distribution or public offering within the meaning of the Securities Act. The Purchaser understands that the Securities have not been registered under the Securities Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of the Company upon this exemption is predicated in part upon this representation and warranty by the Purchaser.

                          ARTICLE 5 CLOSING CONDITIONS

     The Purchaser's obligations to purchase and pay for the Securities are subject to the following conditions, any of which may be waived in whole or in part by the Purchaser in writing:

     5.01 Representations and Warranties True. The representations and warranties of the Loan Parties in this Agreement are true and correct in all material respects on and as of the Closing Date.

     5.02 Compliance with Agreement. The Loan Parties have performed and complied with in all material respects all agreements and conditions required by this Agreement to be performed and complied with by them prior to or as of the Closing Date.

     5.03 No Event of Default. At the time of Closing no condition or event exists or has occurred which would constitute an Event of Default or which, after notice or lapse of time or both, would constitute an Event of Default.

     5.04 Documents Required for the Closing. The Loan Parties have delivered to the Purchaser the following, duly executed as appropriate:

          (a) this Note Purchase Agreement;

          (b) the Note;

          (c) the Security Agreement;

          (d) the Guaranties;

          (e) the Intercreditor Agreement;

          (f) a certificate or certificates registered in the name of Purchaser representing the shares of Preferred Stock referred to in Section 2.01(b);

          (g) the Closing Fee payable at the Closing referred to in Section
2.04;

          (h) a certificate dated as of the Closing Date, signed by an officer of Parent and the Company certifying that the conditions specified in Sections
5.01 through 5.03 are true and correct;

          (i) a certificate dated as of the Closing Date from Parent and the Company, signed by the Secretary of each such company and in form and substance satisfactory to the Purchaser and its counsel, (i) certifying that resolutions have been duly adopted by such company's Board of Directors (and to the extent necessary, its shareholders) authorizing the execution of this Agreement and the Ancillary Agreements, the issuance of the Securities, and all of the other transactions to be consummated pursuant hereto, (ii) certifying as to the names of the members of its Board of Directors and the names and incumbency of its officers who are empowered to execute the foregoing documents for and on behalf of such company, (iii) certifying the authenticity of attached copies of the charter documents and Bylaws of such company, and (iv) certifying the continued good standing of such company in its State of incorporation, as evidenced by a reasonably current Certificate of Good Standing;

          (j) a favorable opinion of Parent's and the Company's legal counsel as to matters and in form reasonably acceptable to the Purchaser;

          (k) UCC-1 financing statements;

          (l) a solvency certificate, in form reasonably acceptable to the Purchaser;

          (m) documents, in form reasonably acceptable to the Purchaser, evidencing the obtaining of all necessary releases, consents or approvals requested by the Purchaser for the transactions contemplated by this Agreement;

          (n) a copy, certified by the Company as true and correct, of the Senior Credit Agreement and the closing documents related thereto;

          (o) three year pro forma projections for Parent and its Subsidiaries with the first fiscal year of such projections being on a monthly basis;

          (p) such other documents, certificates, instruments or opinions as the Purchaser or their legal counsel may reasonably request, in form reasonably satisfactory to the Purchaser.

     5.05 Proceedings Satisfactory . All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident to such transaction are satisfactory in form and substance to the Purchaser and its counsel.

            ARTICLE 6 AFFIRMATIVE COVENANTS OF PARENT AND THE COMPANY

     Parent and the Company covenant and agree that from and after the Closing, so long as the Note remains outstanding, unless the Purchaser otherwise consents in writing:

     6.01 Payment of Notes. The Company will pay (i) the principal of and interest on the Note, and (ii) the Service Fee at the time and place and in the manner specified in the Note.

     6.02 Reporting. The Company will furnish to the Purchaser:

          (a) as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the annual audit report of the Company and its Subsidiaries, which report is certified by an independent certified public accountant who is selected by the Company and is acceptable to the Purchaser, without qualification as to scope of audit or opinion. Such annual report will include a balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, all in reasonable detail and all prepared in accordance with GAAP, together with (i) a report signed by such accountants stating that in making the investigations necessary for their opinion they obtained no knowledge, except as specifically stated, of any Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Company is in compliance with the requirements set forth in Section 6.09; (ii) any management letters from such accountants; (iii) a Compliance Certificate of the chief executive officer and chief financial officer of the Company in substantially the form of Exhibit F stating that such financial statements have been prepared in accordance with GAAP and whether or not any of them has knowledge of the occurrence of any Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

          (b) within thirty (30) days after the end of each month, a balance sheet, statement of income and statement of cash flows of the Company and its Subsidiaries as of the end of and for such month and for the period year-to-date, each prepared in accordance with GAAP except for the statement of cash flows;

          (c) within thirty (30) days after the end of each month, comparisons of actual results with the budget for such month and for the period year-to-date, and management's discussion of such variances, all in such detail as the Purchaser may reasonably request;

          (d) within forty-five (45) days after the end of each fiscal quarter, a balance sheet, statement of income and statement of cash flows of the Company and its Subsidiaries as of the end of such fiscal quarter and for the period year-to-date, each prepared in accordance with GAAP, and a Compliance Certificate signed by the Company's chief financial officer as to whether or not he or she has any knowledge of the occurrence of any Event of Default and, if so, stating in reasonable detail the facts with respect thereto and the computations as to whether the Company is in compliance with the requirements of
Section 6.09;

          (e) within 30 days after the beginning of each fiscal year of the Company, an annual plan for such year, which includes major operating goals and milestones, monthly profit and loss projections, cash flow statements and monthly capital and operating expense budgets, itemized in such detail as the Board of Directors may reasonably request. Each annual plan will be modified as often as is necessary in the judgment of the Board of Directors to reflect changes required as a result of operating results and other events that occur, or may be reasonably expected to occur, during the year covered by the annual plan, and copies of each such modification will be provided to the Purchaser;

          (f) to the extent not already delivered to the Purchaser, promptly upon their distribution, copies of all financial statements, reports and proxy statements that the Company delivers to its stockholders;

          (g) promptly after the sending or filing thereof, copies of all filings which Parent or its Subsidiaries make with any national securities exchange or the National Association of Securities Dealers, Inc. or to the Commission pursuant to the Securities Act or pursuant to Sections 13, 14 or 15(d) under the Exchange Act;

          (h) immediately after Parent or the Company receives notice of the commencement or threatened commencement of any suit, legal or equitable, or of any administrative, arbitration or other proceeding against the Parent, any of its Subsidiaries, or their business, assets or properties, in each case reasonably likely to have a Material Adverse Effect on Parent and its Subsidiaries on a consolidated basis, written notice of the nature and extent of such suit or proceeding;

          (i) as promptly as practicable, but in any event not later than five
(5) days after an officer of Parent or the Company obtains knowledge thereof, notice of the occurrence of:

               (i) any adverse development in any litigation, arbitration or governmental investigation or proceeding previously disclosed by Parent or the Company to the Purchaser in each case reasonably likely to have a Material Adverse Effect on Parent and its Subsidiaries on a consolidated basis;

               (ii) any event which constitutes an Event of Default; or

               (iii) any condition or event regarding the business, properties, condition or prospects (financial or otherwise) of Parent or its Subsidiaries which has or may reasonably be expected to have a Material Adverse Effect;

together with a detailed statement by a responsible officer of the Company of the steps being taken by the Company to cure the effect of such occurrence or event;

          (j) as soon as possible and in any event within thirty (30) days after Parent or the Company knows or has reason to know that any Reportable Event with respect to any Plan of Parent or its Subsidiaries has occurred, the statement of the chief financial officer of Parent setting forth details as to such Reportable Event and the action which Parent proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;

          (k) promptly with the sending or filing thereof, copies of all reports and documents that the Company sends or provides to any of its material creditors, whether upon such creditors' request or otherwise, and copies of all reports, audits and work papers, prepared by or for its creditors, or their designees, whether during the course of a periodic audit or otherwise, which examine the loans, collateral, controls, policies or procedures of the Company;

          (l) immediately upon the receipt thereof from any creditor, copies of any notices of default regarding any material ($500,000 or more) credit facility maintained by Parent or any of its Subsidiaries with any creditor other than the Purchaser;

          (m) upon the request of the Purchaser, as soon as available with respect to each fiscal year of the Company ending after the Closing Date, a true and correct copy of its consolidated federal income tax returns as filed and all schedules thereto;

          (n) such other data and information (financial or otherwise) as Purchaser, from time to time, may reasonably request, bearing upon or related to the assets of Parent and its Subsidiaries or Parent's or any of its Subsidiaries financial condition or results of operations.

     6.03 Books and Records; Inspection and Examination.

          (a) Each of Parent and the Company will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP and, upon request of the Purchaser, will give any representative of the Purchaser access to, and permit such representative to examine, audit, copy or make extracts from, any and all books, records and documents in Parent's, the Company's or any Subsidiary's possession, to inspect Parent's, the Company's or any Subsidiary's properties and to discuss Parent's, the Company's or any Subsidiary's affairs, finances and accounts with their principal officers or independent accountants, all at such times during normal business hours and as often as the Purchaser may reasonably request. Parent and the Company agree to reimburse the Purchaser for the reasonable fees and charges incurred in connection with any such inspection or audit, including costs of personnel time and out-of-pocket expenses, which is conducted once during any fiscal year of Parent or at any time after an Event of Default has occurred and is continuing. Without limiting the foregoing, Parent will participate and will cause its key management personnel to participate in a meeting with Purchaser periodically (but at least annually) during each year (except that during the continuation of an Event of Default such meetings may be held more frequently as requested by Purchaser), which meeting(s) shall be held at such times and such places as may be reasonably requested by Purchaser. In addition, Parent will cause its Chief Executive Officer to participate in a conference telephone call with Purchaser to discuss such matters as Purchaser may reasonably request, but at least once in each calendar month if so requested by Purchaser.

          (b) Any information or document obtained by the Purchaser in any examination, audit, inspection or discussion pursuant to this Section 6.03 will be used by the Purchaser only for those purposes the Purchaser believes to be appropriate to protect its interests under this Agreement and the Ancillary Agreements or in obtaining payment of amounts owed pursuant to the Note, provided that the foregoing shall not limit the Purchaser's use of such information or document (i) if such information or document has become generally available to the public through no fault of the Purchaser, (ii) if use of such information or document is required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over the Purchaser, (iii) if use of such information or document may be required or appropriate in response to any summons or subpoena or in connection with any litigation (provided that the Purchaser provides advance written notice to the Company of such subpoena), (iv) if such information or document is disclosed or given to the Purchaser in good faith by a third party who had independent rights to such information or document, (v) if such information or document is obsolete, (vi) if use of such information or document is believed by the Purchaser to be appropriate in order to comply with any law, order, regulation or ruling applicable to the Purchaser, or (vii) if such information or document is disclosed or given to a prospective transferee in connection with any contemplated transfer of any of the Securities; provided, further, that in the case of proposed disclosures pursuant to clauses (ii), (iii) or (vi) above the Purchaser will endeavor to give the Company prior notice before complying with such request or order so as to give the Company an opportunity to appear and contest the disclosure of such information or document.

     6.04 Compliance with Laws. Parent will comply, and will cause each Subsidiary to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, foreign countries, states and municipalities and of any governmental department, commission, board, regulatory authority, bureau, agency, and instrumentality of the foregoing, and of any court, arbitrator or grand jury, in respect of the conduct of its business and the ownership of its properties.

     6.05 Maintenance of Properties. Parent will keep and maintain, and cause each Subsidiary to keep and maintain, its properties in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all reasonable repairs and renewals and replacements which in the opinion of Parent are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times. Parent will maintain, and cause each Subsidiary to maintain, or cause to be maintained back-up copies of all valuable papers and software.

     6.06 Insurance. Parent will obtain insurance, for itself and each Subsidiary, against loss or damage of the kinds customarily insured against by corporations similarly situated, with reputable insurers, in such amounts, with such deductibles and by such methods as shall be adequate, and in any event in amounts not less than amounts generally maintained by other companies engaged in similar businesses.

     6.07 Payment of Taxes and Claims. The Company will, and will cause each Subsidiary to, duly pay and discharge, as the same become due and payable, all taxes, assessments and governmental and other charges, levies or claims levied or imposed, which are, or which if unpaid might become, a Lien upon the properties, assets, earnings or business of the Company or any Subsidiary; provided, however, that nothing contained in this Section will require the Company or any Subsidiary to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge, levy or claim so long as the Company in good faith contests the validity thereof and sets aside on its books adequate reserves with respect thereto. In the event the Company or any Subsidiary fails to satisfy its obligations under this Section, the

Purchaser may but is not obligated to satisfy such obligations in whole or in part and any payments made and reasonable expenses incurred in doing so will constitute, to the extent satisfied by the Purchaser, an obligation by the Company immediately due and payable to the Purchaser and such obligation will be immediately paid by the Company with interest at a rate of fourteen percent (14%) per annum.

     6.08 Maintenance of Corporate Existence.

          (a) The Company will, and will cause each Subsidiary to, at all times do or cause to be done all things necessary to maintain, preserve and renew its corporate charter and existence and its rights, patents and franchises, and comply with all material laws applicable thereto; provided, however, that nothing contained in this Section will (i) require the Company or any Subsidiary to maintain, preserve or renew any right, patent or franchise not necessary or desirable in the conduct of the business of the Company or such Subsidiary, or
(ii) prevent the termination of the corporate existence of any Subsidiary if the Board of Directors of the Company reasonably believes in good faith that such termination is not disadvantageous to the Purchaser.

          (b) The Company will at all times maintain their corporate offices at the addresses herein to which notices, presentations and demands to or upon the Company in respect of the Note may be given or made; provided, however, that the Company may change the location of its corporate headquarters upon not less than thirty (30) days prior written notice to the Purchaser.

     6.09 Financial Covenants.

          (a) Maximum Capital Expenditures. Parent and its Subsidiaries on a consolidated basis will not make any Capital Expenditures (including, without limitation, by way of capitalized leases but excluding Capital Expenditures incurred in connection with the permitted replacement of equipment pursuant to the Senior Credit Agreement) during the following periods that exceed in the aggregate the amounts set forth opposite each such period:

--------------------------------------------------------
                                     Maximum Capital
      Fiscal Year Ending         Expenditures per Period
--------------------------------------------------------
Saturday nearest June 30, 2004          $3,300,000
--------------------------------------------------------
Saturday nearest June 30, 2005          $3,575,000
--------------------------------------------------------
Saturday nearest June 30, 2006          $3,850,000
--------------------------------------------------------
Saturday nearest June 30, 2007          $3,850,000

          (b) Interest Coverage Ratio - Parent and its Subsidiaries shall not permit the Interest Coverage Ratio for Parent and its Subsidiaries, on a consolidated basis, for any fiscal period listed below to be less than the ratio set forth opposite such fiscal period in the following schedule:

-------------------------------------------------------------------------------
                    Fiscal Period                     Interest Coverage Ratio
-------------------------------------------------------------------------------
Two month period ending nearest December 31, 2003               1.08
-------------------------------------------------------------------------------
Five month period ending at end of Fiscal Quarter               1.49
ending nearest March 31, 2004
-------------------------------------------------------------------------------
Eight month period ending at end of Fiscal Quarter               1.8
ending nearest June 30, 2004
-------------------------------------------------------------------------------
Eleven month period ending at end of Fiscal Quarter              1.8
ending nearest September 30, 2004
-------------------------------------------------------------------------------
Four Fiscal Quarters period ending nearest December              2.0
31, 2004 and each March 31, June 30, September 30 and December 31 thereafter

          (c) EBITDA. For the six month period ending on the last day of the Fiscal Quarter ending closest to June 30, 2004, and for each six month period ending on the last day of each Fiscal Quarter thereafter, Parent and its Subsidiaries on a consolidated basis shall achieve an EBITDA of at least Three Million Dollars ($3,000,000).

          (d) The following terms used in this Section 6.09 shall be defined as follows:

     "Capital Expenditures" shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto that have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

     "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

     "Capitalized Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

     "EBITDA" shall mean, with respect to any Person for any fiscal period, an amount equal to (a) consolidated net income of such Person for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and
     (v) any other non-cash gains which have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

     "Fiscal Quarter" shall mean any of the quarterly accounting periods of the Company, ending on the day closest to September 30, December 31, March 31 and June 30 of each year.

     "Funded Debt" shall mean, with respect to any Person, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and which by its terms matures more than one (1) year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one (1) year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one (1) year at the option of the debtor, and also including, in the case of the Company, the Note and all obligations under this Agreement and the Senior Credit Agreement and, without duplication, guaranties of Funded Debt of other Persons.

     "Indebtedness" of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than ninety (90) days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Note and all obligations under this Agreement and the Senior Credit Agreement.

     "Index Rate" shall mean, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum.

     "Interest Coverage Ratio" shall mean, with respect to any Person for any fiscal period, the ratio of (i) EBITDA for such period to (ii) Interest Expense for such period.

     "Interest Expense" shall mean, with respect to any Person for any fiscal period, cash interest expense of such Person determined in accordance with GAAP for the relevant period ended on such date, including, in any event, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

     "Stock" shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Commission under the Exchange Act).

          (e) Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Ancillary Agreement, then Parent and the Purchaser agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Parent's and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. "Accounting Changes" means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (b) changes in accounting principles concurred in by Parent's certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 and/or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Parent and the Purchaser agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any Ancillary Agreement shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Parent and the Purchaser cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the Ancillary Agreements shall be prepared, delivered and made without regard to the underlying Accounting Change.

     6.10 Replacement of Certificates. Upon delivery of an affidavit in a form reasonably satisfactory to the Company from the Purchaser as to the loss, theft, destruction or mutilation of the Note, and upon receipt of an indemnity reasonably satisfactory to the Company from the Purchaser, or in the case of mutilation, upon surrender of the mutilated Note, the Company will make and deliver a new Note of like tenor in lieu of such Note.

     6.11 Filing of Reports. Parent will make timely filing of such reports as are required to be filed by it with the Commission so that Rule 144 under the Securities Act or any successor provision thereto will be available to the security holders of the Company who are otherwise able to take advantage of the provisions of such rule.

     6.12 Other Agreements. Parent will, and will cause each Subsidiary to, faithfully observe, perform and discharge in all material respects all of their respective covenants, agreements, conditions and obligations under any and all material agreements, whether now existing or hereafter created or arising, to which it is a party or under which it has any obligation (other than those covenants, agreements, conditions, or obligations subject to a bona fide dispute).

             ARTICLE 7 NEGATIVE COVENANTS OF PARENT AND THE COMPANY

     Parent and the Company covenant and agree that from and after the Closing, so long as the Note remains outstanding, unless the Purchaser otherwise consents in writing:

     7.01 Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, on any of its assets now owned or hereafter acquired, or assign or otherwise convey any right to receive income or give its consent to the subordination of any right or claim of the Company, or any Subsidiary to any right or claim of any other Person if such Lien would have a Material Adverse Affect upon the Company.

     7.02 Indebtedness. Parent will not, and will not permit any Subsidiary to, incur, create, assume or permit to exist any Indebtedness, except:

          (a) Fixed Indebtedness evidenced by the Note;

          (b) the Senior Indebtedness in an amount not exceeding that amount specified in the Intercreditor Agreement;

          (c) Unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

          (d) Fixed Indebtedness consisting of intercompany loans and advances made by Parent or the Company to any other Loan Party that is both a Guarantor and a Subsidiary;

          (e) Indebtedness permitted under the Senior Credit Agreement as of the Closing Date;

          (f) Fixed Indebtedness, other than that permitted under Sections 7.02(a)-(d) above, not to exceed $1,000,000 for Parent and its Subsidiaries in aggregate.

     7.03 Guaranties. Except for the Guaranties and the guaranties of the Senior Indebtedness as contemplated by the Senior Credit Agreement, Parent will not, and will not permit any Subsidiary to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any Person, except endorsements of negotiable instruments for deposit or collection in the ordinary course of business.

     7.04 Dividends; Distributions. Parent will not declare or pay any dividends on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly; provided, however, that the foregoing prohibition will not prevent Parent from satisfying its obligations under this Agreement and the Ancillary Agreements.

     7.05 Sale of Assets. Parent will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial part of its assets to any Person; provided, however, that the restrictions contained in this
Section 7.05 will not apply to or prevent (i) the sale of inventory in the ordinary course of business, (ii) the sale of assets or properties which are obsolete or no longer used or useful in the business of any Loan Party, or (iii) the sale of assets or properties having a value of not more than $500,000 in any single transaction or $1,000,000 in the aggregate in any fiscal year of Parent. For purposes of this Section 7.06, "substantial part" means a material amount of the assets of Parent and its Subsidiaries taken as a whole.

     7.06 Consolidation and Merger; Acquisitions. Parent will not, and will not permit any Subsidiary to, consolidate with or merge into any entity or permit any entity to merge into it, or acquire (whether or not in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets or securities of another Person; provided, that any Loan Party may (i) merge with any other Loan Party (including Parent) so long as each of Parent and the Company remains in existence after such merger (and, if a constituent party to such merger, is the surviving corporation of the merger) and no Event of Default has occurred prior to the effective time of such merger and is continuing and the consummation of such merger does not result in the occurrence of an Event of Default and (ii) merge or consolidate with any other entity if (w) the total enterprise value of all other entities in the transaction is less than $50 million in the aggregate and (x) each of Parent and the Company remains in existence after such merger or consolidation (and if a constituent party to any such transaction, is the surviving corporation of the transaction) and (y) no Stock of Parent or any of its Subsidiaries is issued in connection with the merger or consolidation to any Person other than a Loan Party except that shares of Parent common stock representing less than an aggregate (for all mergers and consolidations permitted by this Section 7.06 after the date of this Agreement) of 10% of the outstanding shares of Parent common stock, on a fully diluted basis, prior to the date of this Agreement or, if less, the date of the merger or consolidation, may be issued to Persons other than Loan Parties in connection with such merger or consolidation at any time after the date of this Agreement and (z) no Event of Default has occurred prior to the effective time of such merger or consolidation and is continuing and the consummation of such merger or consolidation does not result in the occurrence of an Event of Default.

     7.07 Sale and Leaseback. Parent will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any entity whereby it will sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

     7.08 Restrictions on Nature of Business. Parent and its Subsidiaries, viewed as a consolidated entity, will not engage, directly or indirectly, in any line of business materially different from or unrelated to that engaged in prior to the Closing.

     7.09 Accounting. Parent will not, and will not permit any Subsidiary to, adopt, permit or consent to any material change in accounting principles other than as required by GAAP, except as permitted by GAAP and expressly concurred with by certified public accountants selected by Parent and acceptable to the Purchaser and, in the event of any material change in accounting principles, Parent will, at the Purchaser's request, provide the financial statements on a comparative basis showing the financial condition and the results of operations of Parent and its Subsidiaries under both the prior accounting principle and the accounting principle as changed, and Parent and the Company will comply with the financial covenants hereof under the prior principles. Parent will not adopt, permit or consent to any change in its fiscal year or that of any of its Subsidiaries or file a consolidated tax return with any other unrelated Person.

     7.10 Conflicts of Interest. Parent will, and will cause each of its Subsidiaries to, conduct its business in such a manner that no officer or director will have any direct or indirect material equity interest in any entity which does business with Parent or any Subsidiary or in any property, asset or right which is used by Parent or any Subsidiary in the conduct of its business, except for transactions upon fair and reasonable terms no less favorable to Parent or such Subsidiary than would arise in a comparable arm's length transaction with a third party.

     7.11 Transactions with Affiliates. Parent will not, and will not permit any Subsidiary to, enter into or continue in effect any transaction with any Affiliate or an officer or employee thereof except transactions upon fair and reasonable terms no less favorable to Parent or such Subsidiary than would arise in a comparable arm's length transaction with a Person not an Affiliate.

     7.12 Inconsistent Agreements. Parent will not, and will not permit any Subsidiary to, enter into any agreement containing any provision which would be materially violated or breached by this Agreement or by the performance by Parent or any of its Subsidiaries of its obligations hereunder or under any document executed pursuant hereto.

                           ARTICLE 8 INDEMNIFICATION

     8.01 Indemnification by Parent and the Company. Each of Parent and the Company, jointly and severally, agrees to defend, indemnify and hold harmless the Purchaser, its Affiliates and each of their respective directors, officers, employees, partners, shareholders, representatives and agents from and against any and all claims, causes of action, losses, costs, damages, deficiencies or expenses, including reasonable attorneys' fees (collectively "Damages") sustained by any of them arising from or related to any and all misrepresentations or breach of a representation, warranty or covenant of the Loan Parties set forth in this Agreement, any of the Ancillary Agreements, or any certificate, financial statement, document, instrument or other material furnished to the Purchaser as required by this Agreement or any of the Ancillary Agreements. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against the Purchaser (and each of its Affiliates) by any Person under any Environmental Laws by reason of Parent's, the Company's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Parent and the Company under this Section shall survive the payment in full of the Note and the termination of this Agreement

     8.02 Indemnification by the Purchaser. The Purchaser agrees to defend, indemnify and hold harmless Parent and the Company from and against any and all Damages sustained by either of them arising from or related to any and all misrepresentations or breach of a representation, warranty or covenant of the Purchaser set forth in Article 4 of this Agreement.

     8.03 Notice. Each party agrees to give the other prompt written notice of any event or assertion of which it has knowledge concerning any Damages or other obligation and as to which it may request indemnification hereunder. A failure to give timely notice or to provide copies of documents or to furnish relevant data in connection with any third party claim by a party who suffers Damages will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in material prejudice to the indemnifying party.

     8.04 Defense. A party obligated to provide indemnification under this
Article 8 will be entitled to participate in any investigation of any claim, action or proceeding involving any third party and, upon written notice to the indemnified party, assume the investigation and defense of such claim, action, or proceeding with counsel of its choice at its expense, provided that such counsel is reasonably acceptable to the indemnified party.

                           ARTICLE 9 EVENTS OF DEFAULT

     9.01 Events of Default. An "Event of Default" means any of the following:

          (a) Failure to pay principal owed under the Note when due; or

          (b) Failure to pay any interest, fees or expenses or other amounts due under the Note, this Agreement or any of the Ancillary Agreements, when due and such failure continues for five (5) days with respect to interest or ten (10) days with respect to fees, expenses or such other amounts; or

          (c) Default by the Company or any Subsidiary in the performance or observance of any respective covenant, condition, undertaking or agreement applicable to such party contained in this Agreement or any of the Ancillary Agreements (other than those referred to in paragraphs (a) and (b) of this Section) and the continuance of such default for a period of thirty (30) days after the Company has knowledge of the occurrence thereof; or

          (d) Any warranty, representation or other statement by or on behalf of the Company or any Subsidiary contained in this Agreement or any of the Ancillary Agreements, or in any instrument furnished in compliance with or in reference hereto or thereto, is false or misleading when made, furnished or reaffirmed with respect to those qualified by materiality and, with respect to those not qualified by materiality, is false or misleading in any material respect when made, furnished or reaffirmed; or

          (e) Any event of default occurs under the Senior Credit Agreement if the effect of such event of default causes such Senior Indebtedness to become due prior to its stated maturity; or

          (f) The Company or any Subsidiary: (i) files a petition seeking relief for itself under the United States Bankruptcy Code, as now constituted or hereafter amended, or files an answer consenting to, admitting the material allegations of, or otherwise not controverting, or fails timely to controvert a petition filed against it seeking relief under the United States

Bankruptcy Code, as now constituted or hereafter amended; or (ii) files such a petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency or similar law of the United States of America or any state thereof providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

          (g) An order for relief is entered against the Company or any Subsidiary under the United States Bankruptcy Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by any court having jurisdiction in the premises which is not stayed, adjudging it bankrupt or insolvent under, or ordering relief against it under, or approving a properly filed petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States or any state thereof providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of the Company any Subsidiary, or any substantial part of its property, or ordering the reorganization, winding-up or liquidation of its affairs, or upon the expiration of sixty (60) days after the filing of any involuntary petition against the Company or any Subsidiary seeking any of the relief specified in Sections 9.01(g) and (h) hereof without the petition being dismissed prior to that time; or

          (h) The Company or any Subsidiary: (i) makes a general assignment for the benefit of creditors; (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, sequestrator, trustee or custodian of all or a substantial part of its property; (iii) admits its insolvency or inability to pay its debts generally as such debts become due;
(iv) fails generally to pay its debts as such debts become due; or (v) takes any action in furtherance of its dissolution or liquidation; or

          (i) Default by the Company or any Subsidiary under any covenant, provision or condition contained in any material ($550,000 or more) bond, debenture, note or other evidence of Indebtedness for borrowed money (other than the Note and the Senior Indebtedness) or under any indenture or other instrument under which any such evidence of Indebtedness has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of Indebtedness, indenture or other instrument; provided, however, that if such default under such evidence of Indebtedness, indenture or other instrument shall be timely cured, or waived by the holder of such Indebtedness (with written notice of such waiver delivered to Purchaser), in each case as may be permitted by such evidence of Indebtedness, indenture or other instrument, then the Event of Default hereunder by reason of such default will be deemed likewise to have been thereupon cured; or

          (j) Any Change of Control occurs; or

          (k) There shall occur a cessation of a substantial part of the business of Parent or any Subsidiary of Parent for a period that materially adversely affects Parent's or such

Subsidiary's, in each case taken as a whole, capacity to continue its business on a profitable basis; or Parent or any Subsidiary of Parent shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by Parent or any Subsidiary of Parent that is necessary to the continued or lawful operation of its business and such loss or revocation has or evidences a Material Adverse Effect; or Parent or any Subsidiary of Parent shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs and such injunction or restraint has or evidences a Material Adverse Effect; or any material lease or agreement pursuant to which Parent or any Subsidiary of Parent leases, uses or occupies any property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which could not reasonably be expected to have a Material Adverse Effect; or any material portion of the Collateral (as defined in the Ancillary Agreements) shall be taken through condemnation or the value of such property shall be impaired through condemnation and such condemnation has or evidences a Material Adverse Effect; or

          (l) Parent or any Subsidiary of Parent, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Ancillary Agreements, the legality or enforceability of any of the obligations of Parent, the Company or the Guarantors or the perfection or priority of any Lien granted to Purchaser or shall revoke or attempt to revoke this Agreement or any Ancillary Agreement or shall repudiate any liability thereunder.

     9.02 Remedies.

          (a) Upon the occurrence of any Event of Default, the holder or holders of at least a two-thirds of the unpaid principal amount of the Note at the time outstanding will be entitled to:

               (i) declare all indebtedness evidenced by the Note to be immediately due and payable, and upon such acceleration the Note will thereupon become forthwith due and payable without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived;

               (ii) apply any and all amounts owed to Parent, the Company or any of the other Loan Parties by the Purchaser or by the holder of the Note to the payment of the Note;

               (iii) exercise and enforce their rights and remedies under this Agreement or any of the Ancillary Agreements; and

               (iv) proceed to protect and enforce their rights under applicable law;

provided, that if a petition is filed by or against Parent or any Subsidiary under the United States Bankruptcy Code, the entire unpaid principal amount of the Note then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement and the Ancillary Agreements will be immediately due and payable without presentment, demand, protest or notice of any kind.

          (b) No course of dealing on the part of the Purchaser or any delay or failure on the part of the Purchaser to exercise any right will operate as a waiver of such right or otherwise prejudice the Purchaser's rights, powers and remedies.

          (c) Parent and the Company will, jointly and severally, indemnify and pay to the Purchaser such additional amounts as are sufficient to cover the costs and expenses, including without limitation, reasonable attorneys' fees, incurred by the Purchaser in collecting any sums due on account of the Note or otherwise in enforcing its rights under this Agreement or the Ancillary Agreements.

                            ARTICLE 10 MISCELLANEOUS

     10.01 Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement (including the Disclosure Schedule), the Ancillary Agreements, or any writing delivered by or on behalf of a party to this Agreement to another party to this Agreement in connection with this Agreement, will survive the Closing Date and the consummation of the transactions contemplated hereby and will not be affected by any examination or knowledge, or the acceptance of any certificate or opinion.

     10.02 Expenses. At the Closing, the Company will pay the reasonable legal, accounting, environmental, travel and other out-of-pocket expenses of the Purchaser relating to the Company this Agreement, and the Ancillary Agreements, not to exceed $75,000, and subject to a credit of $50,000 previously paid to Purchaser.

     10.03 Governing Law. This Agreement and the Ancillary Agreements will be construed and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws principles.

     10.04 Notices. All notices, consents, requests, instructions, approvals and other communications herein required will be validly given, made or served if in writing and delivered personally, sent by certified mail (postage prepaid), facsimile transmission, or by a nationally recognized overnight delivery service, addressed as follows (or such other address as is furnished in writing by either party to the other parties):

          (a)  If to BET:

                    BET Associates, L.P
                    3103 Philmont Avenue

                    Huntingdon Valley, Pennsylvania 19006
                    Attn: Bruce E. Toll
                    Fax: 215-938-8019

               with a copy to:

                    MYFM Capital LLC
                    344 Main Street
                    Suite 104
                    Mount Kisco, NY 10549
                    Attn: Leonard Tannenbaum, CFA
                    Fax: 914-241-3806

               and to:

                    Wolf, Block, Schorr and Solis-Cohen LLP
                    250 Park Avenue
                    New York, NY 10177
                    Attn: Herbert Henryson
                    Fax: 212-672-1192

          (b)  If to Parent or the Company:

                    Velocity Express Corporation
                    7803 Glenroy Road
                    Suite 200
                    Minneapolis, Minnesota 55439
                    Attn: Mark Ties
                    Fax: 612-492-2499

               with a copy to:

                    Velocity Express Corporation
                    7803 Glenroy Road
                    Suite 200
                    Minneapolis, Minnesota 55439
                    Attn: Wes Fredenburg
                    Fax: 612-492-2499

     10.05 Entire Agreement. This Agreement and the Ancillary Agreements, including the other documents referred to herein, contain the entire understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein. This Agreement and the Ancillary Agreements supersede all prior agreements and undertakings between the parties with respect to such subject matter.

     10.06 Amendments; Consents; Waivers. The holder or holders of at least two-thirds of the unpaid principal amount of the Note at the time outstanding may by written agreement with Parent amend this Agreement, and any consent, notice, request, demand or waiver required or permitted to be given by the Purchaser or the holders of the Note by any provision hereof will be sufficient and binding on all holders of the Note if given in writing by the holder or holders of at least two-thirds of the unpaid principal amount of the Note at the time outstanding except that, without the written consent of the holder or holders of all the Notes at the time outstanding, no amendment to this Agreement will extend the maturity of any Note, or alter the rate of interest or any premium payable with respect to any Note, or affect the amount or timing of any required prepayments, or reduce the proportion of the principal amount of the Note required with respect to any consent. No waiver of any term or condition of this Agreement, in any one or more instances, will constitute a waiver of the same term or condition of this Agreement on any future occasion.

     10.07 Severability of Invalid Provision. If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenant(s) or agreement(s) will be null and void and will in no way affect the validity of the other provisions of this Agreement, which will otherwise be fully effective and enforceable.

     10.08 Successors and Assigns. This Agreement and the various instruments and agreements delivered in connection with the consummation of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including one or more future holders of the Notes.

     10.09 Rules of Construction. Section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions hereof. This Agreement and the Ancillary Agreements have been negotiated on behalf of the parties with the advice of legal counsel and no general rule of contract construction requiring an agreement to be more stringently construed against the drafter or proponent of any particular provision will be applied in the construction or interpretation of this Agreement or the Ancillary Agreements.

     10.10 Counterparts. This Agreement may be executed in two or more counterparts, and will become effective when two or more counterparts have been signed by each of the parties.

     10.11 Cumulative Remedies. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and will be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

     10.12 Time is of the Essence. Time is of the essence as to the payment and performance of all obligations and agreements of Parent and the Company hereunder.

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

     10.13 Consent to Jurisdiction; Jury Waiver . THIS AGREEMENT, THE NOTE AND THE ANCILLARY AGREEMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR PENNSYLVANIA STATE COURT SITTING IN PHILADELPHIA COUNTY; AND THE PARTIES CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.

                                    * * * * *

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

                                        VELOCITY EXPRESS CORPORATION


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        VELOCITY EXPRESS, INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        BET ASSOCIATES, L.P.


                                        By: BRU HOLDING CO., LLC
                                            Its: General Partner


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

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